Exhibit 10.15

LOAN AGREEMENT

THIS AGREEMENT dated as of November 2, 2006 between Illini Bio-Energy, LLC, an Illinois limited liability company with its principal place of business at 3600 Wabash Avenue, Suite C, Springfield, Illinois  62711 (“Company”), and Ernest D. Moody, David W. Ramsey, Gary M. Skaggs, James H. Todd, Donald E. Alvies, J. Roger Cooper, Dale A. Eggimann, Phillip H. Frank II, Curt M. Kruse, Donald R. Ludwig, Richard L. Showalter, and Brian L. Wrage (referred to hereafter individually as “Director” and collectively as “Directors”).

For and in consideration of the mutual covenants and premises herein contained, the Company and each of the Directors agree as follows:

Article I

Line of Credit

1.             Each Director hereby establishes a Line of Credit in favor of Company on the terms hereof in an aggregate principal amount not exceeding such Director’s share of $1,000,000.00, as set forth on Exhibit A attached hereto (“Director’s Commitment”).

2.             Subject to the provisions of this Agreement and if Company is not in default hereunder and if no condition exists which, but for the giving of notice or the lapse of time or both, would constitute an event of default hereunder, such Lines of Credit may be availed of by Company, in whole or in part, from time to time until July 1, 2007.

3.             At the time of each borrowing under the Line of Credit, Company shall execute and deliver to each Director a note (“Line of Credit Note”) payable to the order of each Director for the amount of its loan to Company. Each such Line of Credit Note shall be in the form of Exhibit B attached hereto, with blanks suitably filled, shall be dated the date of the borrowing, and shall mature on or before December 31, 2007. Company and Directors agree that, notwithstanding the maturity date of the Line of Credit Notes, the desire of the parties hereto is to repay in full said Line of Credit Notes as soon as possible after receipt of sufficient funds from any bridge financing provided by lenders other than Directors or from any major equity or debt financing by the Company. The rate of interest before maturity shall be at a rate equivalent to the national average prime rate announced in the financial section of the Wall Street Journal (“Prime Rate”) on the date of the borrowing and adjusted on the first day of each month thereafter while the Line of Credit Notes remain outstanding to said Prime Rate on the first day of each month (“Prime Rate”).

4.             At the time of each borrowing under the Line of Credit, Company shall also issue to each Director a Warrant in the form of Exhibit C attached hereto with blanks suitably filled and dated the date of the borrowing, granting each Director the right to subscribe for and purchase from the Company such number of Class A Units equal to the dollar amount of such borrowing reflected on the Line of Credit Note.

Article II

Right to Terminate Line of Credit and to Prepay Line of Credit Notes

1.             Company may at any time terminate or reduce the Line of Credits hereby created by giving written notice to each of the Directors and by payment of all Line of Credit Notes outstanding hereunder in case of termination or the parts thereof exceeding the credits as so reduced, in either case with interest on Line of Credit Notes so paid.

2.             Company may, at any time and from time to time, prepay all or any part of the Line of Credit Notes. Any such prepayment shall be applied as described in Article III hereof.

3.             Any reduction of the Line of Credits shall be made pro rata in accordance with the percentages set forth opposite each Director’s name on said Exhibit A.  The Company may not terminate the commitment of one Director without terminating the commitments of each Director.

Article III

Provisions Relative to Borrowing and Payments

1.             Company shall give the Directors at least five full business days notice of each proposed borrowing hereunder. Each request for borrowing by the Company under the Line of Credits shall be at least in the aggregate amount of $100,000.00.  Not later than 2:00 p.m. CST on the day of a proposed borrowing, each Director shall provide the Company with readily available funds covering such Director’s proportion of the borrowing.

2.             Any borrowing by the Company against such Lines of Credit shall be charged and allocated to each Director in accordance with the percentage set forth opposite each Director’s name on said Exhibit A.  Each payment and prepayment of the Line of Credit Notes shall be made pro rata in accordance with said percentages and applied in chronological order with the earliest dated Line of Credit Notes being paid first, and may not be allocated in a different manner without the consent of all Directors.

Article IV

Representations and Warranties

1.             Company represents and warrants that (i) it has full power and authority to execute and perform the terms and provisions of this Agreement and to borrow hereunder; (ii) the making of this Agreement by Company is not in violation of the Company’s operating agreement or other regulation of the Company, or any contractual obligation binding upon Company, and (iii) this Agreement so executed and the Company’s notes given pursuant hereto shall constitute Company’s valid and binding obligations.

2.             Each Director represents and warrants that they have and shall maintain during the term of this Agreement sufficient funds, or sufficient personal lines of credit with other third party lenders, to fund their respective commitments hereunder.

3.             Each Director acknowledges that Company’s obligations to repay said Line of Credit Notes are unsecured and that each Director is fully informed as to the financial condition of the Company and the significant risk of non-payment of such Line of Credit Notes in the event that Company is unable to raise the necessary minimum capital funding requirements through Company’s anticipated public offering of its securities or other alternative funding.  Each Director further acknowledges that they have been advised to seek independent legal counsel with respect to this Agreement and agree that R. Lee Allen of Sorling, Northrup, Hanna, Cullen & Cochran, Ltd. represents only the Company and does not represent the Directors in connection with this Agreement.

Article V

Conditions of Borrowing

The obligation of the Directors to lend hereunder is subject to the satisfaction, in the opinion of the Agent, of the following conditions:

1.             Company shall avail itself of the Line of Credit for the purpose of meeting expenses incurred by the Company prior to the availability of funds from any bridge financing provided by lenders not affiliated with the Company or from any major equity or debt financing by the Company.

2.             Company shall have furnished to each Director a certified copy of all resolutions of Company’s Board of Directors pertaining to the execution of this Agreement and the borrowing of money pursuant hereto.

Article VI

Affirmative Covenants

Company covenants and agrees that until all indebtedness incurred hereunder has been paid in full and Company no longer has the right to borrow hereunder, it will:

1.             Furnish to each Director, not later than 90 days after the end of each fiscal year of the Company, a consolidated profit and loss statement and statement of surplus of Company and its subsidiaries for such year and a consolidated balance sheet of Company and its subsidiaries as of the last day of such fiscal year;

2.             With reasonable promptness, furnish to each Director all additional financial statements and data and information concerning the financial condition of Company and its subsidiaries reasonably requested by any Director.

Article VII

Events of Default/Company

The following shall constitute Events of Default by Company under this Agreement: (a) Company defaults in the payment on any Line of Credit Note when it becomes due, either under the terms of the Line of Credit Note or otherwise as provided herein; (b) Company fails to perform any obligation or breaches any warranty or covenants to Directors contained in this

Agreement, in any Line of Credit Note, or in any writing furnished in connection with or pursuant to this Agreement is false in any material respect on the date made; (c) Company or a subsidiary makes an assignment for the benefit of creditors; (d) Company or a subsidiary petitions or applies to any tribunal for the appointment of a trustee or receiver, either of it or of a substantial part of its assets, or commences any proceedings relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction; (e) any such petition or application is filed, or any such proceedings are commenced, against Company or a subsidiary, and Company or such subsidiary by any act indicates its approval, consent, or acquiescence, or an order is entered appointing such trustee or receiver, adjudicating Company or a subsidiary bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for more than 60 days; or (f) an order is entered in any proceedings against Company decreeing its dissolution or split-up, and such order remains in effect for more than 60 days. If any one or more of the above Events of Default occur and continue, the holder or holders of 51% or more of the outstanding principal under Line of Credit Notes, may, by written notice to Company, declare the Company to be in default and thereafter, each Director shall have the right to (i) declare their respect Line of Credit Note to be immediately due and payable, together with interest accrued thereon; (ii) to collect the outstanding obligations of Company with or without resorting to judicial process; (iii) to set-off Company’s obligations against any amounts due Company from a Director; and (iv) to exercise all other rights available to Directors under common law. Director’s rights hereunder are cumulative and may be exercised together, separately, and in any order. All Directors shall receive a copy of such notice.

Article VIII

Events of Default/Director

The following shall constitute Events of Default by a Director under this Agreement: (a) any material representation or warranty made by a Director herein or in any writing furnished in connection with or pursuant to the Agreement is false in any material respect on the date made; (b) Director defaults in the performance or observance of any other agreement, term, or condition contained herein, and such default is not remedied within 30 days after Director receives written notice thereof from Company.  If one or more of the above Events of Default occur and continue, Company shall have the right to exercise all rights available to Company under applicable law or equity, including the right to specific performance.

Article IX

Miscellaneous

1.             Prior to the issuance of any Line of Credit Notes hereunder, this Agreement may be amended, and Company may take any action herein prohibited, or omit to perform any act herein required to be performed if it obtains the written consent of those Directors having commitments hereunder totaling 51% or more of the total Directors’ commitments hereunder; provided that no amendment to this Agreement shall extend the date on which the commitments hereunder expire, extend the maturity date of any Line of Credit Note, reduce the rate of interest payable with respect to any Line of Credit Note, affect the payment provisions, or reduce or increase the amount of each Director’s commitment without the prior written consent of each Director. In the event that prior to the issuance of any Line of Credit Notes, any such Director refuses to consent to any such proposed amendment approved by said 51% extending the date on which the commitments hereunder expire, extending the maturity of any Line of Credit Note, reducing the rate of interest payable with respect to any Line of Credit Note, affecting the payment provisions, or reducing or increasing the amount of each Director’s commitment, Company shall have the right to void this Agreement with respect to such Director and thereafter, said Director shall have no further rights (including rights to the issuance of warrants) or obligations under this Agreement.  After the issuance of any Line of Credit Notes, this Agreement may not be amended, and Company may not avoid its obligations hereunder, without the consent of all Directors.

2.             All representations and warranties contained herein or made in writing by Company in connection herewith shall survive the execution and delivery of this Agreement and of the notes.

3.             All covenants and agreements in this Agreement contained by or on behalf of a party hereto shall bind and inure to the benefit of such party’s respective successors and assigns.

4.             All communications provided for hereunder shall be sent by email (if available) and by first class mail and, if to Directors, addressed in the manner indicated next to each Director’s name in Exhibit A attached hereto, and, if to Company, to its offices at 3600 Wabash Avenue, Suite C, Springfield, IL 62711, or to any other address of which a Director or Company notifies the other in writing.

5.             No delay or failure by the Directors to exercise any right or remedy under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein. The rights and remedies expressly specified herein are cumulative and not exclusive of Directors’ other rights and remedies.  Any rights or remedies available to all Directors hereunder may be exercised by one or more Directors without the necessity of consent by any other Director or without necessity of joinder of such other Director or Directors.

6.             Each Director agrees with each other Director that it will make such purchases of a participation in the note or notes of the other Director as shall equalize any advantage resulting from such Director’s receipt of any payment upon the principal or interest of any note held by him, whether the same is voluntary, involuntary, by operation of law, by application or offset of any indebtedness, or otherwise, where no similar payment has been made upon the note of the same date held by such other Director.

7.             This Agreement shall terminate when Company no longer has the right to borrow hereunder, all notes issued pursuant hereto have been paid in full and all warrants have been issued pursuant hereto.

8.             If any action at law or equity is commenced by Company or any Director, arising out of or relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs in addition to any other lawful remedy or relief.

9.             It is agreed that the time of performance of each and every one of the terms and provisions hereof is the essence of this Agreement.

10.           This Agreement may be executed in any number of copies and by the different parties hereto on separate counterparts.

The parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

COMPANY:	ILLINI BIO-ENERGY, LLC

By:	/S/ Ernest D. Moody
its Chairman

DIRECTORS:

/S/ Ernest D. Moody	/S/ David W. Ramsey
Ernest D. Moody	David W. Ramsey

/S/ Gary M. Skaggs	/S/ James H. Todd
Gary M. Skaggs	James H. Todd

/S/ Donald E. Alvies	/S/ J. Roger Cooper
Donald E. Alvies	J. Roger Cooper

/S/ Dale A. Eggimann	/S/ Phillip H. Frank II
Dale A. Eggimann	Phillip H. Frank II

/S/ Curt M. Kruse	/S/ Donald R. Ludwig
Curt M. Kruse	Donald R. Ludwig

/S/ Richard L. Showalter	/S/ Brian L. Wrage
Richard L. Showalter	Brian L. Wrage

EXHIBIT A

Director’s Commitment

Name	Address	Dollar Share of Commitment	Percentage
Ernest D. Moody	205 S. Walnut P.O. Box 686 Rochester, IL 62563	$132,000	13.2%

David W. Ramsey	P.O. Box 740 Rochester, IL 62563	$22,000	2.2%

Gary M. Skaggs	11931 Cotton Hill Road Pawnee, IL 62558	$132,000	13.2%

James H. Todd	29953 Sweetwater Ave. Greenview, IL 62642	$132,000	13.2%

Donald E. Alvies	4170 Alvies Road Pawnee, IL 62558	$125,000	12.5%

J. Roger Cooper	7917 Kimball Road Williamsville, IL 62693	$75,000	7.5%

Dale A. Eggimann	658 E 1575 N Road Taylorville, IL 62568	$25,000	2.5%

Phillip H. Frank II	24613 Indian Point Ave. Athens, IL 62613	$40,000	4%

Curt M. Kruse	20748 Waring Street Petersburg, IL 62675	$100,000	10%

Donald R. Ludwig	519 Tremont Street Lincoln, IL 62656	$40,000	4%

Richard L. Showalter	26012 E. CR 1000 N Easton, IL 62633	$45,000	4.5%

Brian L. Wrage	2324 1250th Ave Atlanta, IL 61723	$132,000	13.2%
		$1,000,000.00	100.00%

EXHIBIT B

LINE OF CREDIT NOTE

Date:                  , 2006                                                                                                           $

PROMISE TO PAY:  For value received, ILLINI BIO-ENERGY, LLC, an Illinois limited liability company (“Borrower”) promises to pay to the order of                                                                                                                                                 (“Lender”), whose address is                                                       Illinois, the principal amount of $                            plus interest at the rate herein provided.  All amounts received by Lender shall be applied first to accrued, unpaid interest, then to unpaid principal, and then to any late charges and expenses.  This Note evidences that certain indebtedness of Borrower to Lender incurred pursuant to that certain Loan Agreement between Borrower and certain directors of Borrower, including Lender, dated                     , 2006 (“Loan Agreement”)

INTEREST RATE:  Interest on this Note shall be calculated and payable based on the prime rate as announced on the date of this Note and on the first day of each month thereafter in the Financial Section of the Wall Street Journal on the unpaid principal balance. With each announced change in the prime rate, the interest payable herein shall be adjusted.

DUE DATE:  Borrower shall pay the principal and interest to Lender on December 31, 2007.

PAYMENT: This Note may be paid in part or in whole prior to the Due Date.  Any payments shall be applied first to accrued interest and then to principal.

TERMS AND CONDITIONS

1.             EVENTS OF DEFAULT.  The Events of Default under this Note are defined in the Loan Agreement and incorporated herein.

2.             RIGHTS OF LENDER ON EVENT OF DEFAULT.  If Borrower is declared to be in default as provided for in the Loan Agreement, Lender shall be entitled to exercise such remedies as set forth in the Loan Agreement.

3.             MODIFICATION AND WAIVER.  The modification or waiver of any of Borrower’s obligations or Lender’s rights under this Note must be contained in a writing signed by Lender.  Lender may perform any of Borrower’s obligations or delay or fail to exercise any of its rights without causing a waiver of those obligations or rights.  A waiver on one occasion will not constitute a waiver on any other occasion.

4.             SEVERABILITY.  If any provision of this Note is invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.             ASSIGNMENT.  Borrower agrees not to assign any of Borrower’s rights, remedies or obligations described in this Note, without the prior written consent of Lender.

6.             NOTICE.  Any notice or other communication to be provided to Borrower or Lender under this Note shall be in writing and sent to the parties at the addresses described in this Note or such other address as the parties may designated in writing from time to time.

7.             APPLICABLE LAW.  This Note shall be governed by the laws of the State of Illinois.  Unless applicable law provides otherwise, Borrower consents to the jurisdiction and venue of any court located in such state selected by Lender, in its discretion, in the event of any legal proceeding under this Note.

8.             COLLECTION COSTS.  To the extent permitted by law, Borrower agrees to pay Lender’s reasonable fees and costs, including, but not limited to, fees and costs of attorneys and other agents (including without limitation paralegals, clerks and consultants), whether or not such attorney or agent is an employee of Lender, which are incurred by Lender in collecting any amount due or enforcing any right or remedy under this Note, whether or not suit is brought, including, but not limited to, all fees and costs incurred on appeal, in bankruptcy, and for post-judgment collection actions.

9.             MISCELLANEOUS.  This Note is being executed primarily for commercial, agricultural, or business purposes.  Borrower and Lender agree that time is of the essence.  Borrower agrees to make all payments to Lender at any address designated by Lender and in lawful United States currency.  Borrower and any person who endorses this Note waives presentment, demand for payment, notice of dishonor and protest and further waives any right to require Lender to proceed against anyone else before proceeding against Borrower or said person.  All references to Borrower in this Note shall include all of the parties signing this Note, and this Note shall be binding upon the heirs, successors and assigns of Borrower and Lender.  This Note represents the complete and integrated understanding between Borrower and Lender regarding the terms hereof.

DATED this            day of                    , 2006.

BORROWER:	ILLINI BIO-ENERGY, LLC

By:
Its:

EXHIBIT C

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (1) REGISTRATION IN COMPLIANCE WITH SUCH ACT AND SUCH STATE LAWS OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT

To Purchase Class A Units

ILLINI BIO-ENERGY, LLC

                        , 200

THIS CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged,                                                                                                          or its lawful assignee (the “Holder”) is entitled to subscribe for and purchase from Illini Bio-Energy, LLC, an Illinois limited liability company (the “Company”),                                   of the Class A Units of the Company pursuant to the terms and subject to the conditions hereof.  The Class A Units that may be acquired upon exercise of this Warrant are referred to herein as the “Warrant Units.”  As used herein, the term “Holder” means the Holder, any party who acquires all or part of this Warrant as a registered transferee of the Holder, or any record holder or holders of the Warrant Units issued upon exercise, whether in whole or in part, of the Warrant.

This Warrant is subject to the following provisions, terms and conditions:

1.                                      Exercise and Term.

(a)           The right to purchase the Warrant Units at the Warrant Exercise Price shall be exercisable at any time from and after the date on which the 100 million gallon per year dry mill, fuel-grade ethanol production facility that the Company proposes to construct (the “Facility”) begins operating at its nameplate capacity, as certified by the design-build firm that the Company engages to construct the Facility, and continue for a period of five (5) years following such date (the “Exercise Period”), after which date all such rights shall terminate.

(b)           The rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part (but not as to a fractional units), by written notice of the Holder’s irrevocable election to exercise the purchase right represented by such Warrant (in the form attached hereto) delivered to the Company ten (10) days prior to the intended date of exercise at its principal offices prior to the expiration of this Warrant along with or preceded by (i) a certified or bank cashier’s check in payment of the Warrant Exercise Price for such Units, and (ii) the surrender of this Warrant.

2.                                      Warrant Exercise Price.  The Warrant Units shall be exercisable at a price of One Dollar and no cents ($1.00) per unit (the “Warrant Exercise Price”).

3.                                      Issuance of Securities.  The Company agrees that the Warrant Units purchased hereby shall be and are deemed to be issued to the record holder hereof as of the close of business on the date on which this Warrant shall have been surrendered and the payment made for such Warrant Units as aforesaid.  Within a reasonable time, not exceeding ten (10) days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Warrant Units, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the holder hereof.

4.                                      Status as Accredited Investor.  The Holder represents and warrants to the Company that as of the date of this Warrant, Holder is an ‘accredited investor’ as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended, and Holder understands that the Company is relying upon this representation in connection with the issuance of this Warrant to Holder.

5.                                      Covenants of Company.  The Company agrees that all Warrant Units which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized and issued, fully paid and nonassessable.  The Company further agrees that during the period within which the rights represented by this Warrant may be exercised, in the event this Warrant is exercised, the Company will have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of such Warrant Units, to provide for the exercise of the rights represented by this Warrant.

6.                                      Anti-dilution Adjustments.  The above provisions are, however, subject to the following:

(a)           In case the Company shall at any time hereafter subdivide or combine its outstanding Class A Units, the Warrant Exercise Price, in effect immediately prior to the subdivision or combination shall forthwith be proportionately increased, in the case of combination, or decreased, in the case of subdivision, and each Warrant Unit purchasable upon exercise of the Warrant shall be changed to the number determined by dividing the then current Warrant Exercise Price by the exercise price as adjusted after the subdivision or combination.

(b)           If any merger, capital reorganization or reclassification of the outstanding capital stock of the Company, or consolidation or merger of the Company with another entity, or the sale of all or substantially all of its assets to another entity shall be effected in such a way that holders of the Company’s Class A Units shall be entitled to receive securities or assets with respect to or in exchange for their Class A Units (an “Exchange Event”), then, from and after such Exchange Event, the Warrant will be exercisable, upon the terms and conditions specified in this Warrant, for an amount of such securities or assets to which a holder of the number of Class A Units purchasable upon exercise of the Warrant at the time of such Exchange Event would have been entitled to receive upon such Exchange Event.  Appropriate provisions will be made with respect to the rights and interests of the Holder to ensure that the provisions of this Warrant (including without limitation the provisions to adjust the Warrant Exercise Price and the number of Class A Units purchasable upon the exercise of this Warrant) will be applicable, as nearly as may be, in relation to any such securities or assets deliverable upon the exercise of this

Warrant after an Exchange Event.  The Company will not effect any Exchange Event unless, prior to the consummation thereof, the successor or purchasing corporation (if other than the Company) with respect to such Exchange Event, assumes by written instrument executed and delivered to the Holder at the address of such Holder as shown on the books of the Company, the obligation to deliver to such Holder such securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

(c)           Upon any adjustment of the Warrant Exercise Price in accordance with this Section 6, then and in each such case, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A Units purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

7.                                      No Voting Rights.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as a unit holder of the Company.

8.                                      Transfer of Warrant or Resale.  The holder acknowledges that it has obtained this Warrant for investment and not with the intention of making any resale or distribution.  The holder further acknowledges (a) that neither this Warrant nor any of the securities obtainable under it have been registered under the Securities Act of 1933, as amended, or any state securities statutes, and (b) that neither this Warrant nor any securities obtained under it may be transferred without such registration or an opinion of legal counsel acceptable to the Company that such transfer may be made without registration.

9.                                      Successors and Assigns.  This Warrant shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  The Holder of this Warrant may assign any of its rights under this Warrant to his or her heirs to the extent permitted by this Warrant and applicable law (including, without limitation, federal and state securities laws and regulations).

10.                               Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, Illini Bio-Energy, LLC has caused this Warrant to be signed by its duly authorized officer.

ILLINI BIO-ENERGY, LLC

By:
Its:

WARRANT EXERCISE

(To be signed only upon exercise of Warrant)

The undersigned, the Holder of a Warrant to purchase Class A Units of Illini Bio-Energy, LLC, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                       of the Class A Units to which such Warrant relates and herewith makes payment of $                                        therefor in cash or by check and requests that the certificates for such Class A Units be issued in the name of, and be delivered to                                       whose address is set forth below the signature of the undersigned.  This Warrant Exercise form is accompanied by the original Warrant, which is hereby surrendered to the extent necessary to effect the exercise.

Dated:

(Signature)

(Print Name)

(Address)